Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements Nos. 333-133898, 333-121705, 333-119808, and 333-112932 on Form S-8, Amendment No. 1 to Registration Statement No. 333-150244 on Form S-3, and Amendment No. 2 to Registration Statement No. 333-153203 on Form S-3 of Maui Land & Pineapple Company, Inc. of our report dated March 30, 2009 (December 28, 2009 as to Note 12), relating to the consolidated financial statements of Kapalua Bay Holdings, LLC and subsidiary (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting for assessing the continuing investment requirements for sales of condominiums and to an impairment charge and an amendment to its loan agreement that occurred subsequent to December 31, 2008) for the year ended December 31, 2008, appearing in this Current Report on Form 8-K of Maui Land & Pineapple Company, Inc.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii
December 28, 2009